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                                                                   EXHIBIT 10.11


(NRG LOGO)                                            NRG Energy, Inc.
                                                      901 Marquette Avenue
                                                      Suite 2300
                                                      Minneapolis, MN 55402-3265

                                                      Direct (612) 373-5300
                                                      Fax (612) 373-5540
                                                      Telephone (800) 241-4NRG

March 1, 2003


William T. Pieper
547 Eagle Ridge Road
Woodbury, MN 55125

RE: LETTER OF UNDERSTANDING REGARDING SEVERANCE BENEFITS

Dear Bill:

This letter reflects NRG Energy, Inc.'s (the "Company") contractual obligation to you regarding the severance benefits to which you would be entitled in the event of your termination of employment under the circumstances described herein. The "Effective Date" of these benefits is April 8, 2003. However, this is not a contract of employment. You will be classified as an "employee at will" and your employment will be subject to termination at any time, with or without cause.

o In consideration of your continued employment with the Company, your execution of this letter agreement, your performance of the obligations hereunder, and your execution of a general release of all claims against the Company upon to termination of your employment, the Company will provide you with severance pay under the following circumstances:
         (i) in the event that the Company involuntarily terminates your employment without Cause (as defined below) or (ii) you resign your employment with Good Reason (as defined below) after the Effective Date, you will receive severance pay in the amount of one and one-half times your annual base salary and target bonus 45%. The severance pay will be paid in the form of salary continuation or in a single lump sum payment (determined in the sole and absolute discretion of the Company), in either case, commencing as soon as practicable after your termination date. In addition the Company will pay a lump sum for all costs associated with your health benefits under COBRA for a period of 12 months from the effective date of your separation. The employee will be responsible for making the COBRA payments to the applicable COBRA third party administrator.

o For purposes of this agreement, the term "Cause" shall mean a termination of your employment which is the result of any of the following: (i) your felony conviction or your plea of "no contest" to a felony; (ii) any fraud by you in connection with the performance of your duties as an employee of the Company; (iii) any act of gross negligence or gross misconduct by you in the performance of your duties as an employee of the Company; (iv) your repeated and continued neglect of your duties as an employee of the Company (other than your neglect resulting from your incapacity due to a physical or mental illness); provided, however, that an event described in item (iv) above shall not constitute Cause unless it is communicated by the Company in writing thirty (30) days from the date the Chief Executive Officer knows of such event and is not corrected by you in a manner which is reasonably satisfactory to the Company within thirty (30) days of your receipt of such written notice from the Company.



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                                                               William T. Pieper
                                                                   March 1, 2003
                                                                          Page 2


o For purposes of this agreement, "Good Reason" shall mean your resignation of your employment as a result of a material and adverse change in the scope of your position that results in either: (a) duties and responsibilities that are not substantially equivalent to those of the position which you currently hold, and that result in a reporting relationship below executive senior management, or (b) an assignment that requires you to relocate your domicile more than fifty (50) miles from your current work location before June 30, 2008; provided, however, that a change described above shall not constitute Good Reason unless it is communicated by you to the Company in writing thirty (30) days from the date you know of such event and is not corrected by Company in a manner which is reasonably satisfactory to you within thirty (30) days of the Company's receipt of such written notice from you.

o In the event your employment ends at any time as a result of your resignation without Good Reason, the Company shall pay you the full amount of the accrued but unpaid Salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the date of termination, and any unpaid reimbursement for relocation, business or living expenses to which you are entitled.

o You will not be entitled to receive severance benefits if you die, retire or become disabled while employed by the Company.

o Severance payment(s) hereunder shall be an obligation of, and paid by, the Company.

o All of the Company's obligations under this Agreement and your Employment letter shall be binding upon the Company. The severance benefits specified in this agreement shall be the only severance benefits to which you are entitled. The severance benefits specified in this agreement replace and supersede any other severance benefit for which you previously may have been eligible under any other plan or program of the Company or its affiliated companies including, without limitation, the NRG Energy, Inc. Involuntary Severance Plan. Notwithstanding the foregoing, in the event a bankruptcy court should not approve or honor the severance benefits set forth in this agreement, the severance benefits for which you were eligible immediately prior to this agreement shall be in effect.

o This agreement and all the terms hereof are confidential. You may not disclose, publicize, or discuss any of the terms or conditions hereof with anyone, except your spouse, attorney and/or accountant. In the event that you disclose this agreement or any of its terms or conditions to your spouse, attorney and/or accountant, it shall be your duty to advise said individual(s) of the confidential nature of this agreement and to direct them not to disclose, publicize, or discuss any of the terms or conditions of this agreement with any other person. Violation of this confidentiality provision shall result in immediate termination of this agreement, loss of all severance benefits and, to the extent determined by the Company in its sole and absolute discretion, termination of employment for Cause.



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                                                               William T. Pieper
                                                                   March 1, 2003
                                                                          Page 3


Bill, if you are in agreement with the terms of this Letter of Understanding, please indicate your acceptance thereof by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ RICHARD C. KELLY

Richard C. Kelly
President & COO
NRG Energy, Inc.


ACCEPTED:

      /s/ WILLIAM T. PIEPER                                 5/9/03
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William T. Pieper                                            Date